Exhibit 99.1

News Release

Analyst and Media Contact:

Dan Meziere

(972) 855-3729

Atmos Energy Corporation Names

James H. Jeffries IV to Board of Directors

DALLAS (August 10, 2026) - Atmos Energy Corporation (NYSE: ATO) announced today that James H. Jeffries IV has been elected to its board of directors, effective September 1, 2026.

Mr. Jeffries has been a partner with the law firm of McGuire Woods LLP for 8 years and has announced his retirement effective August 31, 2026. He has more than three decades of experience advising public and private companies in the natural gas utility sector.

“Jim is an excellent addition to our board. Because of his extensive experience in advising the natural gas utility sector as well as general business and strategic planning, he will be a significant asset to our board,” said Kim R. Cocklin, Chairman of the Board of Atmos Energy.

About Atmos Energy

Atmos Energy Corporation, a natural gas-only distributor, is an S&P 500 company headquartered in Dallas. We safely deliver reliable, efficient, and abundant natural gas to approximately 3.4 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability, and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.